UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2012

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center

Springfield, Virginia 22151

(Address of principal executive offices)

(Zip Code)

(703) 750-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2012, the Compensation Committee of the Board of Directors of Versar, Inc. (the “Company”) approved the Versar, Inc. 2012 Long-Term Incentive Compensation Program (the “LTICP”) adopted under the Versar, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). The LTICP shall be deemed effective as of July 2, 2011, the first day of the Company’s 2012 fiscal year. The LTICP provides for the creation for each of fiscal years 2012, 2013 and 2014 of a performance pool equal to (i) 35% of (ii) the amount by which the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s diluted earnings per share times the weighted average number of the Company’s common stock outstanding, on a diluted basis (the “LTICP Pool”). The LTICP Pool shall in no event be less than zero for any fiscal year. To the extent the LTICP Pool is zero in any fiscal year covered by the LTICP, no LTICP Pool will be created for the subsequent fiscal year unless the Company’s diluted earnings per share exceeds by more than 12% the prior fiscal year’s earnings per share assuming that such earnings per share had achieved a 12% growth as compared to its immediately proceeding fiscal year. In other words, in order for a LTICP Pool to be created following a year in which the pool is zero, the earnings per share for the subsequent fiscal year must catch up the deficit from the previous fiscal year and exceed such assumed amount by more than 12%. In any year that an LTICP Pool is created, each participant in the LTICP shall receive a restricted stock award pursuant to the 2010 Plan. The number of shares of restricted stock received by each participant will be calculated by multiplying the LTICP Pool by each participant’s designated percentage and then dividing the result by the fair market value of the Company’s common stock on the last day of the fiscal year to which the award relates. Each participant must be employed by the Company on the date the award amounts are determined in order to be eligible to receive an award, except as specified by the LTICP. The participants in the LTICP shall be the Company’s Chief Executive Officer, President/COO and Chief Financial Officer and their participation percentages shall be 60%, 25% and 15%, respectively, subject to change by the Compensation Committee for any fiscal year.

The restricted shares granted from the LTICP Pool will vest 25% on the first, second, third and fourth anniversaries of the last day of the fiscal year to which the award relates. Such restricted stock shall be forfeited if employment is terminated prior to vesting upon the terms set forth in the award agreement. Further, vesting will be suspended in any year in which the LTICP Pool is equal to zero. If in a succeeding performance period, as defined by the LTICP, an LTICP Pool is created, the previously suspended restricted stock awards will vest. Participation in the LTICP will generally cease upon termination of a participant’s service with the Company provided that if a participant’s service with the Company is terminated without cause, or by the participant for good reason, or as a result of retirement, death or disability after the end of a fiscal year but before the receipt of restricted shares under the LTICP has been determined, such participant will continue to participate and receive restricted shares from the LTICP Pool for the then completed fiscal year as if a continuing employee of the Company at that time. Upon a Change in Control, as defined by the 2010 Plan, all participation in the LTICP will cease and no further awards will be occur. However, upon a Change in Control, any unvested restricted shares previously granted pursuant to the LTICP will immediately vest.

A copy of the LTICP is filed with this Report as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the LTICP does not purport to be complete and is qualified in its entirety by reference to the full text of such program.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Versar, Inc. 2012 Long-Term Incentive Compensation Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 9, 2012	VERSAR, INC.

	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel

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